Exhibit 10.5

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE

THIS CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE (the “Agreement”) is by and between Tile Shop Holdings, Inc. (the “Company”) and Joseph Kinder (“Executive”).  The Agreement shall be effective as of the date signed by both parties (the “Effective Date”).

RECITALS

WHEREAS, Executive served as the Senior Vice President—Operations of the Company beginning August, 2012;

WHEREAS, the Company and Executive entered into an Offer Letter Agreement dated June 24, 2012 (the “Offer Letter Agreement”) that includes, among other provisions, a Nondisclosure, Confidentiality, Assignment and Noncompetition Agreement (the “Nondisclosure Agreement”), a true and accurate copy of which is attached as Exhibit A;

WHEREAS, Executive’s last day of employment with the Company is March 3, 2017 (the “Separation Date”); and

WHEREAS, the Company and Executive desire to resolve all present and potential issues between them relating to Executive’s employment and the termination of Executive’s employment to the full extent allowed by law, and have agreed to a full resolution of any such issues as set forth in the Agreement.

NOW THEREFORE, in consideration of the mutual promises and provisions contained in the Agreement, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1.Termination of Employment. Executive’s employment with the Company will end on the Separation Date without further action required by either party. Executive’s eligibility for all Company benefit plans, salary, and other compensation ended as of the Separation Date, except as set forth in the Agreement or as may be required by applicable law.  As of the Separation Date, Executive has no authority to act on behalf of the Company or to authorize others to do so and shall not represent himself, directly or indirectly, as an employee, agent, or other representative of the Company to any third party.

2.Earned Compensation. Executive hereby acknowledges that as of the first regularly scheduled payroll date following the Separation Date, the Company has paid Executive all wages, benefits, bonuses, and other compensation to which he was entitled as an employee of the Company and under the Offer Letter Agreement, subject to all applicable withholdings and deductions.   To the extent that Executive is a beneficiary of certain employee benefit plans as may have been provided during his employment, the benefits or payments received under such plans are governed exclusively by the applicable plan documents.

3. Contractual Severance Payment and Benefits.  In consideration of Executive’s promises contained in the Agreement, specifically including, but not limited to, Executive’s Obligations as set forth in Section 5, and in accordance with the terms of the Offer Letter Agreement, the Company agrees to provide the following payments and benefits:

A.Severance Pay.  Unless increased by the Company as provided in Section 3.C. below, Executive shall receive the sum of $109,000.00, less all applicable withholdings and deductions, as Severance Pay. The Severance Pay is six months of Executive’s annual Base Salary.  Executive shall be paid on a pro rata basis on the Company’s regular payroll dates in accordance with the Company’s regular payroll practices.  The Severance Pay payments shall begin on the Company’s first regularly scheduled payroll date after expiration of the rescission periods set forth in Section 6.B. of the Agreement and a three day mailing period,  provided that Executive has signed and not rescinded the Agreement, and shall continue on each payroll date thereafter for the period described above.

B.Health Benefits Severance.  Unless increased by the Company as provided in Section 3.C. below, Executive shall receive the sum of $5446.86, less all applicable withholdings and deductions, as Health Benefits Severance.  The Health Benefits Severance payment is six times the monthly amount that the Company paid for Executive’s participation in the Company’s health insurance plan during the month immediately preceding the Separation Date, which is February 2017.  Executive shall be paid on a pro rata basis on the Company’s regular payroll dates in accordance with the Company’s regular payroll practices.  The Health Benefits Severance payments shall begin on the Company’s first regularly scheduled payroll date after expiration of the rescission periods set forth in Section 6.B. of the Agreement and a three day mailing period, provided that Executive has signed and not rescinded the Agreement, and shall continue on each payroll date thereafter for the period described above.  Executive may, but is not obligated to, use the Health Benefits Severance payments toward the cost of the premiums for health care continuation coverage.

C.The Company may, in its sole and absolute discretion, extend the periods of non-competition, non-solicitation, and notice of subsequent employment or engagement set forth in Sections 5, 6, 7, and 8 of the Nondisclosure Agreement pursuant to Section 9 of the Nondisclosure Agreement. If the Company elects to extend these covenant periods to two (2) years, it shall advise Executive in writing no later than the date the final payment is due pursuant to Section 3.A. above of its intent and shall provide the Severance Pay and Health Benefits Severance for an additional six (6) months, for a total of twelve (12) months.

4.Release of Claims. As consideration for the payments and benefits described in Section 3 of the Agreement and as a condition for the receipt of these payments and benefits,  Executive releases the Company, all of its subsidiaries, affiliates and parents, equity holders, agents, representatives, administrators, trustees, attorneys, insurers, fiduciaries, directors, officers and all employees of these (collectively “Released Parties”), on behalf of Executive and Executive’s heirs, successors, agents, representatives, executors and assigns, from any and all causes of action and claims of any nature whatsoever, known or unknown, arising from the Company’s employment of Executive, the termination of his employment, any agreement entered into between Executive and any of the Released Parties, rights under the Released Parties' policies and procedures, or any other matter or event occurring prior to the date of this Release (“Claims”), including, without limitation, claims arising under federal, state, or local laws prohibiting wrongful termination, retaliation, whistleblower claims, employment discrimination, age discrimination, including claims under the Age Discrimination In Employment Act of 1967, as amended (“ADEA”), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Equal Pay Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the Minnesota Human Rights Act, the Minnesota Fair Labor Standards Act, the Minnesota Payment of Wages Act and any provision of Minnesota Statutes Chapters 177, 181 or 363A or other Minnesota statute, each as amended, or claims growing out of any legal restrictions on the Company’s right to terminate its employees, any and all claims in contract or in tort, and any claims pursuant to any federal or state wage and hour laws.

Notwithstanding anything in the Agreement to the contrary, Executive does not waive or release Claims (i) with respect to any vested right Executive may have under any employee pension or welfare benefit plan of the Company, (ii) any rights to indemnification Executive may have under the Company’s articles of incorporation and by-laws, and/or applicable law, (iii) the right to enforce the Agreement, (iv) any right or claim that arises after the effective date of the Agreement, and (v) any rights to unemployment compensation, workers’ compensation benefits, or other rights which cannot be waived under applicable law.

Nothing in the Agreement shall prohibit Executive from filing a charge of discrimination with a federal, state, and/or local agency that enforces discrimination laws (collectively “Anti-discrimination Agencies”), participating in proceedings before such Anti-discrimination Agencies, or cooperating with one or more of them in an investigation. However, Executive acknowledges that all payments and benefits he receives under the Agreement shall be offset against any damages or other payments he may recover as a result of a charge of discrimination brought with one or more Anti-discrimination Agencies.

5.       Executive’s Obligations.  As a material inducement to the Company in entering into the Agreement and providing the consideration described herein, Executive agrees as follows (the “Obligations”):

A.Company Property.   Executive shall return all of the Company's property, including, without limitation, automobiles, laptops, phones, Company products, demonstration equipment, parts, credit cards, tools, keys, customer files, Company brochures, business plans, other business documents, and other Company items in the possession of Executive on the Separation Date, and shall keep no copies thereof.  In addition, Executive shall provide the Company with passwords to all computers and programs used by Executive while employed at the Company.

B.Continuing Obligations.  Executive shall comply with all obligations stated in the Offer Letter Agreement which by their explicit or implicit terms continue after the Separation Date, including, without limitation, the obligations concerning nondisclosure, confidentiality, assignment, and noncompetition set forth in the Nondisclosure Agreement for the term stated in the Nondisclosure Agreement or the term as extended by the Company pursuant to Section 3.C. of the Agreement.

C.Non-Disclosure.  Executive shall not disclose the existence and/or any of the terms or conditions of the Agreement, other than to his spouse, attorney and/or tax preparer, in which case he shall first advise them of the confidential nature of any contents he discloses. Nothing in the Agreement shall be construed to prevent Executive or the Company from making any disclosure required by applicable law.

D.Non-Disparagement.  Executive agrees that he shall not disparage or defame the Company, its products or employees in any respect, whether in writing, orally, electronically, or otherwise, or induce any other person or entity to do so, directly or indirectly.  The preceding shall not prevent Executive from providing complete and truthful testimony to a court or local, state, or federal government agency.

6.  Notice of Legal Rights and Right to Rescind.  Executive is advised to consult with an attorney regarding the terms of the Agreement before deciding whether to sign the Agreement.

A.Time to Consider.  Executive understands that he has a period of twenty-one (21) consecutive calendar days from the date he receives an unsigned copy of the Agreement to consider whether or not to sign the Agreement.

B.Rescission.  Executive understands that he may rescind (that is, cancel) the Agreement within seven (7) calendar days of signing the Agreement with respect to claims arising under the Age Discrimination in Employment Act  and within fifteen (15) calendar days of signing the Agreement with respect to claims arising under the Minnesota Human Rights Act  (collectively, “Rescission Period”).  To be effective, any rescission must be in writing, delivered to the Company at 14000 Carlson Parkway, Plymouth, Minnesota 55441 Attention: Chris Homeister within the applicable Rescission Period, or sent to the Company, at such address, by certified mail, return receipt requested, postmarked within the Rescission Period. The Rescission Period shall begin on the date Executive signs the Agreement.

7. Cancellation of Agreement by the Company.  If Executive exercises any right of rescission under Section 6.B. of the Agreement, the Company shall have the right to terminate the Agreement in its entirety, in which event the Company shall have no obligation whatsoever to Executive hereunder.

8.Vested and Unexpired Stock Options.  All of Executive’s currently vested and unexpired stock options must be exercised within three (3) months of the Separation Date, after which time all of Executive’s currently vested and unexpired stock options shall automatically expire without further action.

9. Performance by Executive.  Nothing contained herein shall operate as a waiver or an election of remedies by the Company should Executive fail to perform any duty or obligation imposed upon him hereunder or under the Offer Letter Agreement. No breach or alleged breach of any provision of the Agreement can be waived by any party unless done in writing. Moreover, the waiver of any breach or alleged breach shall not be deemed to be a waiver of any other breach.

10.No Admission of Liability.  The parties agree that the Agreement shall not be considered an admission of liability or wrongdoing of any nature by the Company.  The Company expressly denies that it is in any way liable to Executive or that it has engaged in any wrongdoing with respect to Executive.

11.Executive Acknowledgments and Affirmations.  Executive acknowledges and represents that:

A.Knowing and Voluntary.  Executive has read the Agreement and understands its contents; he has received adequate opportunity to read and consider the Agreement; he has received adequate opportunity to consult an attorney regarding the Agreement, and either has consulted an attorney or decided of his own free will not to consult an attorney; and he has determined to execute the Agreement knowingly and voluntarily and has not relied upon any statements or explanations made by the Company regarding the Agreement.

B.Notwithstanding any other provision of the Agreement, the Offer Letter Agreement or the Nondisclosure Agreement, Executive understands that nothing contained in the Agreement or any other agreement between Executive and the Company limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state, or local governmental agency or commission (“Government Agencies”).  Executive also understands that the Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, including providing documents or other information, without notice to the Company and that the Agreement does not limit Executive’s right to receive and retain a payment for information provided to the Securities and Exchange Commission or other governmental entity for providing information to it pursuant to a government-administered whistleblower award program.

C.Full Compensation.  Except as set forth herein, all payments, benefits and other items provided by the Company to Executive hereunder, including, without limitation, the Severance Payments and benefits described in Section 3 of the Agreement fully compensate Executive for all payments, benefits and other items due to Executive, whether under the Offer Letter Agreement or otherwise, and such payments and benefits constitute good and valuable consideration for Executive’s promises in the Agreement. Executive has been paid all amounts, benefits and other items due him under the Offer Letter Agreement or otherwise due him from the Company including, but not limited to, all paid and unpaid leave, compensation, wages, bonuses, commissions and/or other benefits.

D.Expense Reimbursement.  Executive will submit his last business expenses for reimbursement within thirty (30) calendar days from the Separation Date and understands that the Company reserves its right to review and deny payment of any expenses submitted by Executive that do not comply with the Company’s policies and procedures regarding expense reimbursement.

E.Return of Property. Executive has returned all Company property as described in Section 5.A. of the Agreement and has not kept any copy of any Company property.

F.Receipt of Agreement. Executive acknowledges that he received the Agreement on March 1, 2017.

G.Other. Executive has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against the Company in any forum or form, that he has not transferred any rights he may have against the Company to anyone, he has no known workplace injuries or occupational diseases and he has been provided with and/or not denied any leave requested under the Family and Medical Leave Act.

12.Cooperation. Executive shall reasonably cooperate with the Company regarding any and all legal proceedings or potential legal proceedings at the request of the Company that in any way relate to events that are alleged to have occurred or alleged to have failed to occur during Executive’s employment with the Company. Executive shall also reasonably cooperate with the Company to transition his duties.

13.Remedies.  Executive acknowledges that any breach of any of Executive’s representations and promises set forth in the Agreement shall cause the Company irreparable harm for which there is no adequate remedy at law. Executive therefore consents to the issuance by any court of competent jurisdiction of any injunction in favor of Company enjoining the breach of any of the promises.  If any provision of the Agreement should be held to be unenforceable because of its scope or duration, or the area or subject matter covered thereby, Executive agrees that the court making such determination shall have the power to reduce or modify the scope, duration, subject matter or area of that promise to the extent that allows the maximum scope, duration, subject matter or area permitted by applicable law.  Executive further agrees that the remedies provided for herein are in addition to, and are not to be construed as replacements for, or a limitation of, rights and remedies otherwise available to the Company. If any portion of the Release set forth in Section 4 cannot be enforced, the remaining provisions of the Agreement are voidable at the Company’s sole option and Executive shall repay all sums that he received in return for the release of claims other than one month of Severance Pay, which is given in exchange for the release of claims under the Age Discrimination in Employment Act, as amended. If any provision of the Agreement, other than the Release, cannot be enforced, all other provisions of the Agreement shall remain in full force and effect.

14.Entire Agreement.  The Agreement contains the entire agreement between the Company and Executive with respect to its subject matter, and supersedes and cancels any and all other agreements, whether oral or in writing, between the Company and Executive with respect to his employment, the terms and conditions of his employment, and his separation from employment with the Company.

15.No Modification. The Agreement may not be modified, altered, or changed, except upon written consent of Executive and a duly authorized representative of the Company.

16.Successors and Assigns. The Agreement is personal to Executive and cannot be assigned to anyone without the prior written consent of the Company. The rights and obligations of the Agreement shall inure to the successors and assigns of the Company.

17.Section 409A and Taxes Generally.   This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations, notices and other guidance of general applicability issued thereunder  (collectively, “Section 409A”) or an exemption thereunder, and shall be construed and administered in accordance with Section 409A.  Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption.  Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.  For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.  Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.  Notwithstanding the foregoing, Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

Notwithstanding any other provision of this Agreement, if at the time of Executive’s termination of employment, he is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to Executive on account of his separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of Executive’s termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date, without interest, and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If Executive dies during the six-month period, any delayed payments shall be paid to Executive’s estate in a lump sum upon Executive’s death.

18.Governing Law. The Agreement shall be construed and enforced in accordance with the laws of the state of Minnesota without regard to any state law regarding conflict of laws or any other law that would render this choice of law ineffective.  Any action to enforce its terms shall be venued solely in state or federal court in the state of Minnesota.

19. Construction.  The Agreement shall be considered to have been drafted by each party or his/its attorney. Accordingly, no rule of strict construction shall be applied against either party. The headings of all sections and subsections of the Agreement are inserted for ease of reference only, and shall not affect the construction or interpretation of the Agreement.

20.Notices.  All notices required or permitted to be given shall be given or sent by certified mail, return receipt requested, to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

If to the Company:	14000 Carlson Parkway Plymouth, MN 55441
Attention: Chris Homeister

If to Executive:	Joseph Kinder 300 White Street SE Watertown, MN 55388

21. Acceptance of Agreement.  If Executive desires to accept the Agreement, Executive shall execute the Agreement and return the same to the Company at the address set forth in Section 20.

22. Counterparts.  The Agreement may be executed in counterparts with an executed counterpart to be delivered to the other party.  Each such executed counterpart shall be deemed an original but shall constitute one and the same instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed the Agreement on the dates set forth below.

TILE SHOP HOLDINGS, INC.
Date: March 20, 2017	/s/ Chris Homeister By: Chris Homeister President and Chief Executive Officer

Date: March 20, 2017	/s/ Joseph Kinder Joseph Kinder

EXHIBIT A

Offer Letter Agreement with attached Exhibits A (Waiver of Claims and General Release) and B (Nondisclosure, Confidentiality, Assignment and Noncompetition Agreement)